Exhibit 10.01

GOOGLE INC.

AGREEMENT WITH NIKESH ARORA

This agreement is made and entered into effective as of April 27, 2012 (the “Effective Date”), by and between Nikesh Arora (“Nikesh”) and Google Inc. and its subsidiaries (“Google”).

In consideration of the mutual promises described in this agreement, the parties agree as follows:

1.	RELEASE AND WAIVER OF CLAIMS. As a condition to Nikesh’s eligibility to receive the Cash Awards (as defined below), effective as of the Effective Date, Nikesh, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby:

a.	Acknowledges and agrees that he has no further right in or to (i) the Google Stock Units (GSUs) covering 4,323 shares of Google Class A common stock, and (ii) the stock option granted with respect to 8,646 shares of Google Class A common stock, each granted on April 4, 2012 (together, the “Equity Awards”), or the shares of Google Class A common stock underlying the Equity Awards;

b.	Acknowledges and agrees that the Equity Awards have been treated in accordance with the Google Inc. 2004 Stock Plan and any GSU or stock option award agreements; and if such treatment is a variation or modification of any terms and conditions of such Equity Awards (if any), Nikesh consents and agrees to the variations or modifications;

c.	Agrees that none of Google, its subsidiaries, or any current and former director, officer, employee, agent, or stockholder of such entities, has made any representation or guarantee of any tax consequences with respect to the Equity Awards or the Cash Awards, and except for taxes imposed on Google under applicable law (i.e., FICA), Nikesh is solely responsible for the payment of all taxes (and any penalties and interest (if any)) that may arise in connection with the foregoing.

2.	CASH AWARDS. In exchange for the Equity Awards being cancelled, Google will pay Nikesh a one-time, cash lump-sum in the amount of Four Million Seven Hundred Thousand Dollars ($4,700,000), less applicable tax withholdings. Nikesh will also receive an additional discretionary cash bonus of Three Million Three Hundred Thousand Dollars ($3,300,000), less applicable tax withholdings (together, the “Cash Awards”). These Cash Awards will be paid on May 11, 2012 or the earliest practicable regularly scheduled payroll date after the Effective Date.

3.

REPAYMENT OF CASH AWARDS. If Nikesh’s employment with Google terminates for any reason before April 25, 2015, then Nikesh agrees to repay Google within thirty (30) calendar days following termination as follows: (a) if the termination occurs on or before December 31, 2012, Nikesh agrees to repay the Cash Awards less applicable tax withholdings, and (b) if the termination occurs on or after January 1, 2013 but before April 25, 2015, Nikesh agrees to repay the full amount of the Cash Awards.

[Signature page follows]

IN WITNESS WHEREOF, Nikesh acknowledges that he has read and understands this agreement, is fully aware of its legal effect, has not relied on any representations or promises made by Google other than those in this agreement, and has entered into this agreement freely based on his own judgment, and each of the parties has executed this agreement as of the Effective Date.

Google Inc.

/s/ Patrick Pichette
By: Patrick Pichette Title: Senior Vice President & Chief Financial Officer

/s/ Nikesh Arora
By: Nikesh Arora Title: Senior Vice President & Chief Business Officer

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